EXHIBIT 2.1

UNIT PURCHASE AGREEMENT

BY AND AMONG

TECHNEST HOLDINGS, INC.,

ACCELPATH LLC

AND

THE ACCELPATH LLC MEMBERS

Dated as of January 11, 2011

Table of Contents

		Page

Article I - THE EXCHANGE		2

1.1	Sale and Exchange Of Units; Closing	2
1.2	No Fractional Shares	4
1.3	Exchange of Units	4
1.4	Legends	5
1.5	Tax Consequences	6

Article II - REPRESENTATIONS AND WARRANTIES OF ACCELPATH		6

2.1	Organization; Standing and Power; Charter Documents; Subsidiaries	6
2.2	AccelPath Capital Structure	7
2.3	Authority; Non-Contravention; Necessary Consents	8
2.4	AccelPath Financial Statements; Undisclosed Liabilities	9
2.5	Absence of Certain Changes or Events	9
2.6	Taxes	9
2.7	Intellectual Property	12
2.8	Compliance; Permits	14
2.9	Litigation	14
2.10	Contracts	14
2.11	Employee Matters and Benefit Plans	15
2.12	Real Property	18
2.13	Insurance	19
2.14	Board Approval	19
2.15	Related Party Transactions	19
2.16	Environmental Matters	20
2.17	Brokers’ and Finders’ Fees	20

Article III - REPRESENTATIONS AND WARRANTIES OF SELLERS		20

3.1	Due Authorization	20
3.2	Title to Units	20
3.3	Investment Representations	20
3.4	Investment Decision	32

Article IV - REPRESENTATIONS AND WARRANTIES OF TECHNEST		22

4.1	Organization; Standing and Power; Charter Documents; Subsidiaries	22
4.2	Technest Capital Structure	22
4.3	Authority; Non-Contravention; Necessary Consents	23
4.4	Technest SEC Filings; Technest Financial Statements; Undisclosed Liabilities	24
4.5	Absence of Certain Changes or Events	25
4.6	Taxes	25
4.7	Intellectual Property	28
4.8	Compliance; Permits	29
4.9	Litigation	30
4.10	Brokers’ and Finders’ Fees	30
4.11	Contracts	30
4.12	Employee Matters and Benefit Plans	31
4.13	Real Property	34
4.14	Insurance	34
4.15	Board Approval	34
4.16	Related Party Transactions	35
4.17	Environmental Matters	35

i

Table of Contents
(continued)

Schedule I    Technest Shareholders Executing Lock-up Agreements

*Exhibit A    Form of Lock-up Agreement
*Exhibit B    Form of Support Agreement
*Exhibit C    Form of CVR Agreement
*Exhibit D    Form of Funding Agreement
*Exhibit E    Form of Unit Assignment Certificate

* The Company has omitted certain schedules and exhibits in accordance with Item 601(b)(2) of Regulation S-K.
The Company will furnish the omitted schedules and exhibits to the U.S. Securities and Exchange Commission upon request.

ii

UNIT PURCHASE AGREEMENT

This Unit Purchase Agreement is made and entered into as of January 11, 2011, by and among Technest Holdings, Inc., a Nevada corporation (“Technest”), AccelPath LLC, a Massachusetts limited liability company (“AccelPath”) and all of the members of AccelPath (each a “Seller” and collectively, the “Sellers”).

RECITALS

A.    The Board of Directors of Technest and the Managers of AccelPath have approved, and deem it advisable and in the best interests of their respective corporations and shareholders to consummate the transaction provided for herein in which Technest shall issue Technest shares in exchange for all of the outstanding membership units of AccelPath (the “Units”), resulting in AccelPath becoming a wholly-owned subsidiary of Technest and the Sellers becoming shareholders of Technest (the “Exchange”).

B.    Technest, AccelPath and the Sellers desire to make certain representations, warranties and agreements in connection with the Exchange and also to prescribe certain conditions to the Exchange.

C.    Concurrently with the execution of this Agreement, and as a condition and inducement to the parties’ willingness to enter this Agreement, certain shareholders of Technest and the Sellers are entering into lock-up agreements in the form of Exhibit A attached hereto (the “Lock-up Agreements”).

D.    Concurrently with the execution of the Agreement, and as a condition and inducement to the parties’ willingness to enter this Agreement, the Sellers shall sign support and release agreements in the form of Exhibit B attached hereto (the “Support Agreements”).

E.    Prior to the consummation of the Exchange, the Sellers have received sufficient information regarding the Exchange, Technest and the combined company following the Exchange, including information and disclosure regarding the consideration to be paid for the Units hereunder.  As set forth in the Support Agreements, each of the Sellers has consented to the sale of the Units for the consideration set forth herein and has agreed to release the parties hereunder and their respective affiliates from any liability concerning, among other things, the amount, type or sufficiency of the consideration paid to any Seller.

F.    The parties agree that prior to consummation of the Exchange, Technest shall enter into a contingent value rights agreement in the form attached as Exhibit C hereto (the “CVR Agreement”) with an institution to act as the exchange agent, pursuant to which Technest shall grant to each holder of Technest’s Common Stock on the Record Date (as defined in the CVR Agreement) a contingent value right (such right a “CVR”) to receive a certain payment through the exchange agent in respect of a settlement amount actually realized by Technest pursuant to the Settlement Agreement, dated October 26, 2009.  Such amount shall be payable only to holders of the CVRs, shall not constitute consideration under this Agreement and shall not be payable to any Seller by reason of such Seller’s transfer of Units in exchange for shares of Technest securities hereunder.

G.    As a condition and inducement to AccelPath and the Sellers to enter into this Agreement, simultaneous with the consummation of the Exchange, certain shareholders of Technest shall enter into a stock purchase agreement (the “Funding Agreement”) in the form attached hereto as Exhibit D with Technest, pursuant to which such shareholders shall provide funding to the combined company for working capital purposes following the Exchange.

H.    For Federal income tax purposes, the parties intend that the Exchange, together with the Bridge Financing (as defined below) and the Equity Line Financing (as defined below), shall constitute part of an integrated transaction described in Section 351(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the parties intend the closing of the Exchange shall be conditioned upon execution of, and commitments to, the Equity Line Financing, and occur simultaneously with the Bridge Financing.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I
THE EXCHANGE

1.1   Sale and Exchange Of Units; Closing.

(a)   Units.  Subject to the terms and conditions of this Agreement, at the Closing, Sellers will transfer the Units to Technest, and Technest will acquire the Units from Sellers for that number of Technest securities (collectively, the “Exchange Consideration”) as set forth in Section 1.1(b) below.

(b)   Exchange Ratio.  The exchange ratio for the Units will be 29.7073240 shares of Common Stock of Technest for every one (1) Unit.  The shares of Technest Common Stock issued to the Sellers in exchange for the Units pursuant to this Agreement shall be referred to in this Agreement as the “Shares.”

Notwithstanding the foregoing, in no event shall the number of Technest securities that Sellers receive at the Closing exceed seventy two and one half percent (72.50%) of Technest’s issued and outstanding capital stock immediately following the Closing.

(c)   Closing.  The purchase and sale (the “Closing”) provided for in this Agreement will take place at the offices of AccelPath’s counsel at 500 Boylston Street, Boston, Massachusetts at 10:00 a.m. (local time) on (i) February 4, 2011 or (ii) at such other time and place as the parties may agree.  The date on which the Closing actually occurs is herein referred to as the “Closing Date.”  Subject to the provisions of Article VIII, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 1.1(c) will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

(d)   Closing Obligations.  At the Closing:

Sellers and/or AccelPath will deliver to Technest:

(i)   an assignment of Units certificate in the form attached hereto as Exhibit E (each a “Unit Assignment Certificate”) from each Seller representing the Units being transferred to Technest in exchange for the Shares to which such Seller is entitled pursuant to Section 1.1(b);

(ii)   the Lock-Up Agreements from all of the Sellers;

(iii)   the Support Agreements;

(iv)   a certificate executed by an officer of AccelPath certifying that the conditions specified in Sections 6.3(a) and 6.3(b) of this Agreement have been satisfied.

(v)   a certificate executed by a Manager of AccelPath attesting to (x) the resolutions adopted by the Managers of AccelPath approving the Exchange, and (y) a true and complete copy of the limited liability company operating agreement of AccelPath;

(vi)   certificates of good standing from the Secretary of the Commonwealth of Massachusetts and from each jurisdiction in which AccelPath is qualified to do business as a foreign corporation; and

(vii)   such other documents as Technest may reasonably request.

Technest will deliver:

(i)   to each of the Sellers, through the Exchange Agent or Technest’s transfer agent, the Shares representing in each case the Exchange Consideration for each Seller’s Units;

(ii)   to AccelPath, the Lock-Up Agreements from those Technest shareholders identified on Schedule I;

(iii)   to AccelPath, evidence satisfactory to AccelPath and its counsel that Technest and the other parties thereto are bound to consummate the Bridge Financing, and that the Funding Agreement and the other agreements prepared in connection therewith are the binding obligations of such parties;

(iv)   to the Exchange Agent, the CVR Agreement;

(v)           to AccelPath, a certificate executed by the Secretary of Technest attesting to (x) the resolutions adopted by the Board of Directors of Technest approving the Exchange, (y) a true and complete copy of the articles of incorporation of Technest, and (z) a true and complete copy of the Bylaws of Technest;

(vi)           to AccelPath, certificates of good standing from the Secretary of State of the State of Nevada and from each jurisdiction in which Technest is qualified to do business as a foreign corporation;

(vii)           to AccelPath, a certificate executed by an officer of Technest certifying that the conditions specified in Sections 6.2(a) and 6.2(b) of this Agreement have been satisfied;

(viii)           to AccelPath, evidence satisfactory to AccelPath and its counsel that Technest and Gino Pereira (“Pereira”) have executed that certain Employment Settlement Agreement and Release (collectively, the “Employment Settlement Agreement”);

(ix)           to AccelPath, evidence satisfactory to AccelPath and its counsel that Technest and each of Pereira, Joseph P. Mackin, Rodman & Renshaw and Howrey, LLP (collectively, the “Contingent Creditors”) have executed letter agreements (the “Standstill Letters”) pursuant to which the Contingent Creditors agree that they will not seek to collect any amounts owed to them by Technest unless and until the EOIR Payment (as defined in the CVR Agreement) is paid by EOIR LLC (as defined in the CVR Agreement); and

(x)           such other documents as AccelPath may reasonably request.

1.2   No Fractional Shares.  No fractional shares of Technest Common Stock shall be issued in connection with the Exchange, and no certificates or scrip for any such fractional shares shall be issued.  Any holder of Units who would otherwise be entitled to receive a fraction of a share of Technest Common Stock (after aggregating all fractional shares of Technest Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender of such holder’s Units, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the Technest Stock Price on the last trading day immediately prior to the Closing Date.  For purposes of this Agreement, “Technest Stock Price” shall mean the closing price of a share of Technest Common Stock, as reported on the Over-the-Counter Bulletin Board for a given date.

1.3   Exchange of Units.

(a)   Exchange Agent.  Prior to the Closing Date, Technest shall select an institution reasonably satisfactory to AccelPath to act as the exchange agent (the “Exchange Agent”) in the Exchange.

(b)   Technest to Provide Common Stock.  Prior to the Closing Date, Technest shall make available to the Exchange Agent for exchange in accordance with this Article I, the shares of Technest Common Stock issuable, and cash payable in lieu of fractional shares pursuant to Section 1.2, in exchange for outstanding Units.

(c)   Exchange Procedures.  At the Closing, Technest shall cause the Exchange Agent to mail to the Sellers the number of Shares (after taking into account all Units transferred by such Seller) to which such Seller is entitled pursuant to Section 1.1(b) and cash in lieu of any fractional shares pursuant to Section 1.2.

(d)   Transfers of Ownership.  If any of the Shares are to be issued in a name other than that in which the Units exchanged therefor are registered, it will be a condition of the issuance thereof that (i) the Seller exchanging such Units will deliver to Technest or any agent designated by Technest such Seller’s Unit Assignment Certificate together with such documents evidencing the transfer of such Units to such other Person that are reasonably requested by Technest, and (ii) the Seller exchanging such Units will have paid to Technest or any agent designated by Technest any transfer or other Taxes (as defined in Section 2.6) required by reason of the issuance of such Shares in any name other than that of the registered holder of the Units surrendered, or established to the satisfaction of Technest or any agent designated by it that such Tax has been paid or is not payable.

(e)   Required Withholding.  Each of the Exchange Agent and Technest shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any Seller such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign Tax law or under any other applicable Legal Requirement (as defined in Section 2.2(c)).  To the extent such amounts are so deducted or withheld, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

(f)   No Liability.  Notwithstanding anything to the contrary in this Section 1.3, neither the Exchange Agent, Technest, AccelPath nor any party hereto shall be liable to a holder of shares of Technest Common Stock or AccelPath Units for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.4   Legends.  It is understood that the certificates evidencing the Shares, will bear the legend set forth below, as well as a legend denoting the obligations set forth in the Lock-Up Agreement.

THE SECURITIES represented hereby have not been registered under the Securities Act of 1933, as amended (the “Act”), or under the securities laws of any other jurisdictions.  These securities are subject to restrictions on transferability and resale and may not be transferred or resold except as permitted under the Act and the applicable state securities laws, pursuant to registration or exemption therefrom.  Investors should be aware that they may be required to bear the financial risks of this investment for an indefinite period of time.  The issuer of these securities may require an opinion of counsel in form and substance satisfactory to the issuer to the effect that any proposed transfer or resale is in compliance with the Act and any applicable state securities laws.

The legend set forth in this Section 1.4 above stamped on a certificate evidencing the Shares and the stock transfer instructions and record notations with respect to such Shares shall be removed and Technest shall issue a certificate without such legend to the holder of such Shares if (a) such securities are registered under the Securities Act of 1933, as amended (the “1933 Act”); (b) such holder provides Technest with an opinion of counsel reasonably acceptable to Technest to the effect that a public sale or transfer of such securities may be made without registration under the 1933 Act; or (c) such holder provides Technest with reasonable assurances, which may, at the option of Technest, include an opinion of counsel reasonably satisfactory to the Company, that such securities can be sold pursuant to the provisions of Rule 144 of the 1933 Act.

1.5   Tax Consequences.  It is intended by the parties hereto that the Exchange, coupled with the Bridge Financing, shall constitute part of an integrated transaction described in Section 351(a) of the Code.  The parties hereto agree to file the statements required by Treasury Regulations Section 1.351-3 with their tax returns for the year of the Closing, shall otherwise report the Exchange and the Bridge Financing consistently with such treatment, and shall not take (or omit to take) any action reasonably necessary to ensure such treatment.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF ACCELPATH

Each of AccelPath and, other than the representations and warranties set forth in Sections 2.6, 2.8, 2.11 and 2.16, Shekhar G. Wadekar (“Wadekar”) represent and warrant to Technest, subject to the exceptions specifically disclosed in writing in the disclosure schedules supplied by AccelPath to Technest dated as of the date hereof and certified by a duly authorized officer of AccelPath (the “AccelPath Schedules”), as follows:

2.1   Organization; Standing and Power; Charter Documents; Subsidiaries.

(a)   Organization; Standing and Power.  AccelPath is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except (with respect to its good standing status only) where the failure to be in good standing would not reasonably be expected to have a Material Adverse Effect (as defined in Section 9.3(b)) on AccelPath, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure to so qualify or to be good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on AccelPath.

(b)   Organizational Documents.  AccelPath has delivered or made available to Technest a true and correct copy of the Operating Agreement of AccelPath, as amended to date (the “AccelPath Operating Agreement”) and such instrument is in full force and effect.  AccelPath is not in violation of any of the provisions of the AccelPath Operating Agreement.

(c)   Subsidiaries. AccelPath has no Subsidiaries and does not own any capital stock of, or any equity interest of any nature in, any other Person.  For purposes of this Agreement, “Subsidiary,” when used with respect to any party, shall mean any corporation or other organization, whether incorporated or unincorporated, at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

2.2   AccelPath Capital Structure.

(a)   Capital Stock.  The outstanding Units of AccelPath consist of 2,900,000 Units of AccelPath, all of which membership interests are issued and outstanding as of the date hereof.  All of the Units have been duly authorized and validly issued, and are fully paid and nonassessable, and except as set forth in Schedule 2.2 of the AccelPath Schedules, are free of any preemptive rights, rights of participation, rights of maintenance or any similar rights.  As of the date hereof, there are no Units held in treasury by AccelPath.  Except as set forth in Schedule 2.2 of the AccelPath Schedules: (i) none of the outstanding Units is subject to any right of first refusal in favor of AccelPath and (ii) there is no Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any Units.  AccelPath is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding Units.  All outstanding Units of AccelPath will be exchanged pursuant to this Agreement.

(b)   Options and Warrants.  As of the date hereof, there are no options or warrants to acquire Units or other membership interests in AccelPath outstanding.  AccelPath has delivered or made available to Technest accurate and complete copies of all stock option plans pursuant to which AccelPath has ever granted options, and the forms of all option agreements evidencing such options, if any.

(c)   Other Securities.  Except as otherwise set forth in this Section 2.2 or in Schedule 2.2 of the AccelPath Schedules, as of the date hereof, there are no (i) securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which AccelPath is a party or by which it is bound obligating AccelPath to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of AccelPath, or obligating AccelPath to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking, (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of AccelPath or (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which AccelPath is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.  All outstanding Units have been issued and granted in compliance with (x) all applicable securities laws and all other applicable Legal Requirements (as defined below) and (y) all material requirements set forth in applicable Contracts (as defined below).  For purposes of this Agreement, “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.  For purposes of this Agreement, “Contract” shall mean any written, oral or other agreement, contact, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect.

2.3   Authority; Non-Contravention; Necessary Consents.

(a)   Authority.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of AccelPath and no other corporate proceedings on the part of AccelPath are necessary to authorize the execution and delivery of this Agreement or to consummate the Exchange and the other transactions contemplated hereby.  The affirmative vote of the holders of a majority of the outstanding Units of AccelPath (voting as a single class) and the affirmative vote of each of the holders of Units to approve the sale of Units under this Agreement and to waive the rights of participation and first refusal on sales of the Units, as contained in the AccelPath Operating Agreement, are the only votes of the holders of any class or series of AccelPath capital stock necessary to approve and adopt this Agreement, approve the Exchange and consummate the Exchange and the other transactions contemplated hereby.  This Agreement has been duly executed and delivered by AccelPath and, assuming due execution and delivery by Technest, constitutes the valid and binding obligations of AccelPath, enforceable against AccelPath in accordance with its terms subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b)   Non–Contravention.  The execution and delivery of this Agreement by AccelPath and the Sellers do not, and performance of this Agreement by AccelPath and the Sellers will not, (i) conflict with or violate the AccelPath Operating Agreement or any resolution adopted by the members or managers of AccelPath, (ii) subject to obtaining the approval of the sale of Units under this Agreement and the waiver of all rights of first refusal on sales of Units by the Sellers as contemplated in Section 2.3(a) and compliance with the requirements set forth in Section 2.3(c), conflict with or violate any Legal Requirement applicable to AccelPath or by which AccelPath or any of its respective properties is bound or affected, (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or impair AccelPath’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a material Lien (as defined below) on any of the material properties or assets of AccelPath pursuant to, any AccelPath Material Contract (as defined in Section 2.10), except as set forth in Schedule 2.3(b) of the AccelPath Schedules, or (iv) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Entity (as defined below) the right to revoke, withdraw, suspend, cancel, terminate or modify any AccelPath Permit (as defined in Section 2.8) that is held by AccelPath or that otherwise relates to the business of AccelPath or to any of the assets owned or used by AccelPath.  For purposes of this Agreement, “Lien” shall mean any lien, encumbrance, mortgage, pledge, security interest, claim, charge, option or other defect in ownership or title.

(c)   Consents.  No consent, approval, order or authorization of, or registration, declaration or filing with any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority or instrumentality, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a “Governmental Entity”) or any other Person is required to be obtained or made by AccelPath in connection with the execution and delivery of this Agreement or the consummation of the Exchange and other transactions contemplated hereby, except for (i) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or “blue sky”) laws, or (ii) such other consents, approvals, orders, authorizations, registrations, declarations and filings which if not obtained or made would not be material to AccelPath or Technest or materially adversely affect the ability of the parties hereto to consummate the Exchange within the time frame in which the Exchange would otherwise be consummated in the absence of the need for such consents, approvals, orders, authorizations, registrations, declarations or filings.  The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (i) and (ii) are referred to herein as the “Regulatory Consents.”

2.4   AccelPath Financial Statements; Undisclosed Liabilities.

(a)   AccelPath Financial Statements.  AccelPath has delivered or made available to Technest copies of (i) the audited balance sheets of AccelPath as of December 31, 2008 and 2009, together with the related audited statement of operations, stockholders’ equity and cash flow for the years then ended and the notes thereto, and (ii) the unaudited balance sheet of AccelPath as of September 30, 2010, together with the related unaudited statement of operations and cash flow for the nine (9) month period then ended (collectively, the “AccelPath Financials”).  The AccelPath Financials were (x) prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and (y) fairly presented in all material respects the financial position of AccelPath as at the respective dates thereof and the results of AccelPath’s operations and cash flows for the periods indicated (subject to in the case of any unaudited financial statements normal and recurring year-end adjustments).  The balance sheet dated as of September 30, 2010 is hereinafter referred to as the “AccelPath Balance Sheet.”

(b)   Except as disclosed in the AccelPath Financials, AccelPath does not have any liabilities required under GAAP to be set forth on a balance sheet (absolute, accrued, contingent or otherwise) which, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect on AccelPath, except for liabilities incurred since the date of the AccelPath Balance Sheet in the ordinary course of business consistent with past practices and liabilities incurred pursuant to this Agreement.

2.5   Absence of Certain Changes or Events.  Since the date of the AccelPath Balance Sheet there has not been: (a) any Material Adverse Effect on AccelPath; (b) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of AccelPath’s membership interests, or any purchase, redemption or other acquisition by AccelPath of any of AccelPath’s membership interests or any other securities of AccelPath or any options, warrants, calls or rights to acquire any such interests or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements; or (c) any split, combination or reclassification of any of AccelPath’s membership interests.

2.6   Taxes.

(a)   Definition.  For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes,” shall mean any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, and any obligations with respect to such amounts arising as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or under any agreements or arrangements with any other person and including any liability for taxes of a predecessor entity.

(b)   Representations.  Except where failure of any of the following representations to be true would not have or evidence a Material Adverse Effect on AccelPath:

(i)   All federal, state, local and foreign returns, estimates, information statements and reports relating to Taxes (“Tax Returns”) required to be filed by or on behalf of AccelPath with any Governmental Entity with respect to any taxable period ending on or before the Closing Date (the “AccelPath Returns”) (i) have been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) have been, or will be when filed, accurately and completely prepared in compliance with all applicable Legal Requirements.  Except as reserved on AccelPath Financials, all amounts required to be paid in respect of AccelPath (whether or not shown on any Tax Returns) due on or before the Closing Date have been or will be paid on or before the Closing Date.  AccelPath has delivered or made available to Technest accurate and complete copies of all AccelPath Returns filed by or on behalf of AccelPath since its date of incorporation.

(ii)   AccelPath has complied (and until the Closing will comply) with all applicable legal requirements relating to the payment, reporting and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign law), has, within the time and in the manner prescribed by law, withheld from employee wages or consulting compensation and paid over to the proper governmental authorities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all applicable legal requirements, and has timely filed all withholding Tax Returns, for all periods through and including the Closing Date.

(iii)   The AccelPath Financials fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with GAAP.  All Taxes incurred since the date of the AccelPath Balance Sheet have been incurred in the ordinary course of business.

(iv)   No AccelPath Return has ever been examined or audited by any Governmental Body.  No extension or waiver of the limitation period applicable to any AccelPath Returns has been granted (by AccelPath or any other Person), and no such extension or waiver has been requested from AccelPath.

(v)   No claim or Proceeding (as defined in Section 2.8) is pending or has been threatened against or with respect to AccelPath in respect of any Tax.  There are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by AccelPath with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document that are being contested in good faith by AccelPath and with respect to which adequate reserves for payment have been established).  There are no liens for Taxes upon any of the assets of AccelPath except liens for current Taxes not yet due and payable.  AccelPath has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code.

(vi)   AccelPath will not be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a Taxable period ending on or prior to the Closing Date; (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law); (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.  AccelPath has not made any change in accounting methods, received a ruling from any taxing authority, or signed an agreement with respect thereto with respect to any Tax year.

(c)   There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of AccelPath that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G of the Code.  AccelPath is not, nor has it been, a party to or bound by any tax indemnity agreement, tax-sharing agreement, tax allocation agreement or similar Contract.

(d)   AccelPath has no liability for any Tax pursuant to Treasury Regulations Section 1.1502-6 or any analogous state, local or foreign law or regulation or by reason of having been a member of any consolidated, combined or unitary group on or before the Closing Date.

(e)   AccelPath has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Exchange.

(f)   AccelPath is in full compliance with all terms and conditions of any Tax exemptions, Tax holiday or other Tax reduction agreement or order of a territorial or foreign government, and the consummation of the Exchange will not have any adverse effect on the continued validity and effectiveness of any such Tax exemptions, Tax holiday or other Tax reduction agreement or order.

(g)   AccelPath has not taken any action nor does it know of any fact, agreement or plan or other circumstance that is reasonably likely to prevent the Exchange from constituting an integrated transaction with the Bridge Financing as described in Section 351(a) of the Code.

(h)   AccelPath has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which could result in the imposition of penalties under Section 6662 of the Code or any comparable provisions of state, local or foreign law.

(i)   AccelPath has not participated in, and is not currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b).

(j)   No governmental authority has notified AccelPath that it is, or may be, required to file Tax Returns in any jurisdiction in which AccelPath does not file Tax Returns.

(k)   Each nonqualified deferred compensation plan of AccelPath has been operated in compliance with Code Section 409A.  AccelPath does not have any obligation to reimburse or otherwise “gross-up” any Person for the interest or additional tax set forth under Code §409A(a)(1)(B).

(l)   The exercise price of all AccelPath stock options is at least equal to the fair market value of the AccelPath ownership interests on the date such stock options were granted, and AccelPath has not incurred nor will incur any liability or obligation to withhold taxes under Section 409A of the Code upon the vesting of any AccelPath stock options.

2.7   Intellectual Property.

(a)   Infringement.  To the knowledge of AccelPath or Wadekar, the products, services and operations of AccelPath do not infringe or misappropriate the Intellectual Property (as defined below) of any third party where such infringement or misappropriation, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect on any material division, business unit or product or service offering of AccelPath or otherwise have a Material Adverse Effect on AccelPath.  For purposes of this Agreement, “Intellectual Property” shall mean all patents (including, without limitation, all U.S. and foreign patents, patent applications, patent disclosures, and any and all divisions, continuations, continuations-in-part, reissues, re-examinations and extensions thereof), design rights, trademarks, trade names and service marks (whether or not registered), trade dress, Internet domain names, copyrights (whether or not registered) and any renewal rights therefor.  The Intellectual Property owned or licensed by AccelPath is referred to herein as the “AccelPath Intellectual Property.”

(b)   Agreements.  Schedule 2.7(b) of the AccelPath Schedules contains a complete and accurate list and summary description, including any royalties paid or received by AccelPath, of all Contracts relating to the AccelPath Intellectual Property to which AccelPath is a party or by which AccelPath is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $15,000 under which AccelPath is the licensee. There are no outstanding and, to AccelPath’s or Wadekar’s knowledge, no threatened disputes or disagreements with respect to any such agreement.

(c)   Know-How Necessary for AccelPath’s Business.

(i)   The AccelPath Intellectual Property contains all of the Intellectual Property necessary for the operation of AccelPath’s businesses as they are currently conducted. AccelPath is the owner of all right, title, and interest in and to each of the AccelPath Intellectual Property assets, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use without payment to a third party all of the AccelPath Intellectual Property.

(ii)   Except as set forth in Schedule 2.7(c) of the AccelPath Schedules, all former and current employees of AccelPath have executed written Contracts with AccelPath that assign to AccelPath all rights to any inventions, improvements, discoveries, or information relating to AccelPath’s business. No employee of AccelPath has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than AccelPath.

(d)   Patents.

(i)   Schedule 2.7(d) of the AccelPath Schedules contains a complete and accurate list and summary description of all patents. AccelPath is the owner of all right, title, and interest in and to each of the patents, free and clear of all liens, security interests, charges, encumbrances, entities, and other adverse claims.

(ii)   All of the issued patents are currently in material compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use) and are valid and enforceable.

(iii)   No patent has been or is now involved in any interference, reissue, reexamination, or opposition proceeding. To AccelPath’s or Wadekar’s knowledge, there is no potentially interfering patent or patent application of any third party.

(e)   Trademarks.

(i)   Schedule 2.7(e) of the AccelPath Schedules contains a complete and accurate list and summary description of all trademarks owned by AccelPath. AccelPath is the owner of all right, title, and interest in and to each of its trademarks, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

(ii)   All AccelPath’s trademarks that have been registered with the United States Patent and Trademark Office are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications) and are valid and enforceable.

(f)   Copyrights.

(i)   Schedule 2.7(f) of the AccelPath Schedules contains a complete and accurate list and summary description of all copyrights owned by AccelPath.  AccelPath is the owner of all right, title, and interest in and to each of its copyrights, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

(ii)   All of AccelPath’s copyrights have been registered and are currently in compliance with formal legal requirements and are valid and enforceable.

2.8   Compliance; Permits.

(a)   Compliance.  AccelPath is not in conflict with, or in default or in violation of, any Legal Requirement applicable to AccelPath or by which AccelPath or any of its businesses or properties is, or AccelPath believes is reasonably likely to be, bound or affected.  No investigation or review by any Governmental Entity against AccelPath is pending or, to AccelPath’s or Wadekar’s knowledge, has been threatened in a writing delivered to AccelPath.  There is no judgment, injunction, order or decree binding upon AccelPath which has or would reasonably be expected to have the effect of prohibiting or materially impairing any material business practice of AccelPath, any acquisition of material property by AccelPath or the conduct of business by AccelPath as currently conducted.

(b)   Permits.  AccelPath and its Subsidiaries hold, to the extent legally required, all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities (“Permits”) that are material to and required for the operation of the business of AccelPath, as currently conducted (collectively, the “AccelPath Permits”).  No suspension or cancellation of any of the AccelPath Permits is pending or, to the knowledge of AccelPath or Wadekar, threatened.  AccelPath is in compliance in all material respects with the terms of the AccelPath Permits.

2.9   Litigation.  There are no claims, suits, actions or proceedings pending or, to the knowledge of AccelPath or Wadekar, threatened against AccelPath, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated hereby or which would reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to be material to AccelPath (a “Proceeding”).

2.10   Contracts.

(a)   AccelPath Material Contracts.  Except as otherwise set forth in Schedule 2.10 of the AccelPath Schedules, as of the date hereof AccelPath is not a party to or is bound by any of the following (each, an “AccelPath Material Contract”):

(i)   any “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to AccelPath (assuming AccelPath were a public company subject to the reporting requirements of the SEC);

(ii)   any Contract containing any covenant materially limiting the right of AccelPath to engage in any line of business or to compete with any Person or granting any exclusive distribution rights;

(iii)   any Contract (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities of AccelPath, (B) providing any Person with any preemptive right, right of participation, right of maintenance or any similar right with respect to any securities of AccelPath, or (C) providing AccelPath with any right of first refusal with respect to, or right to repurchase or redeem, any securities;

(iv)   any Contract that provides for indemnification of any officer, director, employee or agent;

(v)   any Contract incorporating or relating to any guaranty, any warranty or any indemnity or similar obligation; or

(vi)   any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination of which would be reasonably expected to have a have a Material Adverse Effect on AccelPath.

(b)   No Breach.  All AccelPath Material Contracts are valid and in full force and effect except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on AccelPath.  AccelPath has not violated any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of, any AccelPath Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on AccelPath.

2.11   Employee Matters and Benefit Plans.

(a)   Definitions.  With the exception of the definition of “Affiliate” set forth in Section 2.11(a)(i) below (which definition shall apply only to this Section 2.11 and Section 4.12), for purposes of this Agreement, the following terms shall have the meanings set forth below:

(i)   “Affiliate” of a party shall mean any other person or entity under common control with a party within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

(ii)   “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

(iii)   “DOL” shall mean the Department of Labor;

(iv)   “Employee” of a party shall mean any current or former or retired employee, consultant or director of a party or an Affiliate of such party;

(v)   “Employee Plan” of a party shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by such party or any Affiliate of such party for the benefit of any Employee, or with respect to which such party or any Affiliate of such party has or may have any liability or obligation.

(vi)   “Employment Agreement” of a party shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or other agreement, contract or understanding between such party or an Affiliate of such party and any Employee of such party;

(vii)   “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended;

(viii)   “FMLA” shall mean the Family Medical Leave Act of 1993, as amended;

(ix)   “International Employee Plan” of a party shall mean each Employee Plan that has been adopted or maintained by such party or any Affiliate of such party, whether informally or formally, or with respect to which such party or any Affiliate of such Party has or may have any liability, for the benefit of Employees who perform services outside the United States;

(x)   “IRS” shall mean the Internal Revenue Service;

(xi)   “Multiemployer Plan” shall mean any “Pension Plan” (as defined below) which is a “multiemployer plan,” as defined in Section 3(37) of ERISA;

(xii)   “AccelPath Employee Plan” shall mean any Employee Plan as it pertains to AccelPath or any of its Affiliates.

(xiii)   “AccelPath Employment Agreement” shall mean any Employment Agreement as it pertains to AccelPath or any of its Affiliates.

(xiv)   “Pension Plan” shall mean each Employee Plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

(b)   Schedule.  Schedule 2.11(b) of the AccelPath Schedules contains an accurate and complete list of each AccelPath Employee Plan and each AccelPath Employment Agreement.  AccelPath does not have any plan or commitment to establish any new AccelPath Employee Plan, International Employee Plan (as it pertains to AccelPath or its Affiliates) or AccelPath Employment Agreement or to modify any AccelPath Employee Plan or AccelPath Employment Agreement (except to the extent required by law or to conform any such AccelPath Employee Plan or AccelPath Employment Agreement to the requirements of any applicable law, in each case as previously disclosed to AccelPath in writing, or as required by this Agreement).

(c)   Documents.  AccelPath has provided or made available to Technest correct and complete copies of: (i) all documents embodying each AccelPath Employee Plan, and each AccelPath Employment Agreement including (without limitation) all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each plan; (ii) the most recent annual actuarial valuations, if any, prepared for each AccelPath Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each AccelPath Employee Plan; (iv) if the AccelPath Employee Plan is funded, the most recent annual and periodic accounting of AccelPath Employee Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each AccelPath Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and all applications and correspondence to or from the IRS or the DOL with respect to any such application or letter; (vii) all communications material to any Employee or Employees relating to any AccelPath Employee Plan and any proposed AccelPath Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to AccelPath; (viii) all correspondence to or from any governmental agency relating to any AccelPath Employee Plan; (ix) all COBRA forms and related notices (or such forms and notices as required under comparable law); (x) the three (3) most recent plan years discrimination tests for each AccelPath Employee Plan; and (xi) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each AccelPath Employee Plan.

(d)   Employee Plan Compliance.  Except as set forth on Schedule 2.11(d) of the AccelPath Schedules:  (i) AccelPath has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to each AccelPath Employee Plan, and each AccelPath Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each AccelPath Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such AccelPath Employee Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Company Employee Plan; (iii) no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA (or any administrative class exemption issued thereunder), has occurred with respect to any AccelPath Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of AccelPath, threatened or reasonably anticipated (other than routine claims for benefits) against any AccelPath Employee Plan or against the assets of any AccelPath Employee Plan; (v) each AccelPath Employee Plan (other than any stock option plan) can be amended, terminated or otherwise discontinued after the Closing Date, without material liability to AccelPath, or any Affiliate of AccelPath (other than ordinary administration expenses); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of AccelPath, threatened by the IRS or DOL with respect to any AccelPath Employee Plan; and (vii) neither AccelPath nor any Affiliate of AccelPath is subject to any penalty or tax with respect to any AccelPath Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

(e)   Pension Plan.  Neither AccelPath nor any Affiliate of AccelPath has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

(f)   Collectively Bargained, Multiemployer and Multiple Employer Plans.  At no time has AccelPath or any Affiliate of AccelPath contributed to or been obligated to contribute to any Multiemployer Plan.  Neither AccelPath nor any Affiliate of AccelPath has at any time ever maintained, established, sponsored, participated in, or contributed to any multiple employer plan, or to any plan described in Section 413 of the Code.

(g)   No Post-Employment Obligations.  Except as set forth in Schedule 2.11(g) of the AccelPath Schedules, no AccelPath Employee Plan provides, or reflects or represents any liability to provide retiree health to any person for any reason, except as may be required by COBRA or other applicable statute, and AccelPath has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree health, except to the extent required by statute.

(h)   Health Care Compliance.  Neither AccelPath nor any Affiliate of AccelPath has, prior to the Closing Date and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women’s Health and Cancer Rights Act of 1998, the requirements of the Newborns’ and Mothers’ Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state law applicable to its Employees.

(i)   Effect of Transaction.

(i)   Except as set forth on Schedule 2.11(i) of the AccelPath Schedules, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any AccelPath Employee Plan, Employment Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

(ii)   Except as set forth on Schedule 2.11(i) of the AccelPath Schedules, no payment or benefit which will or may be made by AccelPath or its Affiliates with respect to any Employee or any other “disqualified individual” (as defined in Code Section 280G and the regulations thereunder) will be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code.

(j)   Employment Matters.  AccelPath: (i) is in compliance in all respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice).  There are no pending, threatened or reasonably anticipated claims or actions against AccelPath under any worker’s compensation policy or long-term disability policy.

(k)   Labor.  No work stoppage or labor strike against AccelPath is pending, threatened or reasonably anticipated.  AccelPath does not know of any activities or proceedings of any labor union to organize any Employees.  Except as set forth in Schedule 2.11(k) of the AccelPath Schedules, there are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of AccelPath, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to AccelPath.  Neither AccelPath nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act.  Except as set forth in Schedule 2.11(k) of the AccelPath Schedules, AccelPath is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by AccelPath.

(l)   International Employee Plan.  AccelPath does not now, nor has it ever had the obligation to, maintain, establish, sponsor, participate in, or contribute to any International Employee Plan.

2.12   Real Property.  AccelPath does not own any real property.  Schedule 2.12 of the AccelPath Schedules set forth a list of all properties leased or otherwise occupied by AccelPath and its Subsidiaries for the operation of its business, including the address, the name of the landlord, and the current base rent (“AccelPath Facilities”).  Schedule 2.12 of the AccelPath Schedules identifies all of the leases or other occupancy agreements with respect to the AccelPath Facilities (“AccelPath Leases”) and any amendments or modifications to the AccelPath Leases.  No party other than AccelPath has the right to occupy any of the AccelPath Facilities.  The AccelPath Facilities are in good condition and repair, reasonable wear and tear excepted.  AccelPath does not have any current and unperformed obligations under the AccelPath Leases for repair, maintenance or replacement at any AccelPath Facilities or for the installation of improvements at any AccelPath Facilities.  Each AccelPath Lease is in full force and effect, and no breach or default exists by AccelPath (or, to the knowledge of AccelPath or Wadekar, by any other party thereto), nor to the knowledge of AccelPath or Wadekar has any event or condition occurred which could (with the giving of notice or the passage of time or both) constitute a breach or default, under any AccelPath Lease.

2.13   Insurance.  Schedule 2.13 of the AccelPath Schedules lists all of AccelPath’s policies and contracts for property and casualty insurance (the “AccelPath Insurance Policies”). True and complete copies of which have been delivered or made available to Technest. The AccelPath Insurance Policies are in full force and effect and are sufficient for compliance with all requirements of law applicable to AccelPath.  The AccelPath Insurance Policies are in full force and effect and will not lapse or be subject to suspension, modification, revocation, cancellation, termination or nonrenewal by reason of the execution, delivery or performance of this Agreement or of any transaction in connection with this Agreement and are sufficient for compliance with all requirements of law applicable to AccelPath.  AccelPath is current in all premiums or other payments due under each AccelPath Insurance Policy and has otherwise performed in all material respects all of its respective obligations thereunder.  AccelPath has not received, during the past three years from any insurance carrier with which it has carried any insurance, any refusal of coverage or notice of material limitation of coverage or any notice that a defense will be afforded with reservation of rights.

2.14   Board Approval.  The managers of AccelPath have, by resolutions duly adopted at a meeting of managers duly called and held and not subsequently rescinded or modified in any way, (a) approved this Agreement and the transactions contemplated herein and (b) recommended that the members of AccelPath approve and execute this Agreement and approve the Exchange.

2.15   Related Party Transactions.  Except as set forth in Schedule 2.15 of the AccelPath Schedules: (a) no AccelPath Related Party (as defined below) has any direct or indirect interest in any material asset used in or otherwise relating to the business of AccelPath; (b) no AccelPath Related Party is indebted to AccelPath; (c) to the knowledge of AccelPath or Wadekar, no AccelPath Related Party has entered into, or has had any direct or indirect financial interest in, any AccelPath Material Contract; (d) to the knowledge of AccelPath or Wadekar, no AccelPath Related Party is competing directly or indirectly, with AccelPath; and (e) to the knowledge of AccelPath or Wadekar, no AccelPath Related Party has any claim or right against AccelPath (other than rights under the AccelPath Options and rights to receive compensation for services performed as an employee of AccelPath and rights associated with being an officer or director or as set forth in the AccelPath Material Contracts).  For purposes of the foregoing, each of the following shall be deemed to be an “AccelPath Related Party”:  (i)  each individual who is, or who has at any time been, an officer or director of AccelPath; (ii) each member of the immediate family of each of the individuals referred to in clause “(i)” above; and (iii) any trust or other Person (other than AccelPath) in which any one of the individuals referred to in clauses “(i)” and “(ii)” above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest), but excludes any officers or directors of AccelPath who are affiliated with any venture capital or similar investor in AccelPath and such affiliates.

2.16   Environmental Matters.  Except as set forth in Schedule 2.16 of the AccelPath Schedules, AccelPath has not disposed of, released, discharged or emitted any Hazardous Materials into the soil or groundwater at any properties owned or leased by AccelPath.  For purposes of this Agreement, “Hazardous Materials” means any chemical, pollutant, contaminant, waste or toxic or hazardous substance or material regulated under any Legal Requirement with respect to environmental matters.

2.17   Brokers’ and Finders’ Fees.  AccelPath has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLERS

Each of the Sellers, severally and not jointly, represents and warrants to Technest, subject to the exceptions specifically disclosed in writing in the disclosure schedules supplied by the Sellers to Technest dated as of the date hereof (the “Seller Schedules”), as follows:

3.1   Due Authorization.  The Seller has the requisite power and authority, and in the case of any Seller that is a natural person, is competent, to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to comply with the provisions of this Agreement.  The execution, delivery and performance of this Agreement by the Seller, the consummation by the Seller of the transactions contemplated hereby and the compliance by the Seller with the provisions of this Agreement have been duly authorized by all necessary action on the part of the Seller, and no other action or proceeding on the part of the Seller is necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Seller and, assuming due execution and delivery by Technest, AccelPath and the other Sellers, constitutes the valid and binding obligations of the Seller, enforceable against such Seller in accordance with its terms subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.2   Title to Units.  The Seller holds and has good and valid title to the Units to be transferred to Technest from such Seller at the Closing free and clear of any Liens and is the record owner thereof.

3.3   Investment Representations.  The Seller understands that the Shares have not been registered under the 1933 Act.  The Seller also understands that the Shares are being issued pursuant to an exemption from registration contained in the 1933 Act based in part upon Purchaser’s representations contained in this Agreement.  Purchaser hereby represents and warrants as follows:

(a)   Purchaser Bears Economic Risk.  The Seller has substantial experience in evaluating and investing in private placement transactions of securities in circumstances similar to the proposed Exchange, so that such Seller is capable of evaluating the merits and risks of acquiring the Shares and has the capacity to protect such Seller’s own interests.  The Seller must bear the economic risk of such Seller’s acquisition of the Shares indefinitely unless the Shares are registered pursuant to the 1933 Act, or an exemption from registration is available.  The Seller understands that Technest has no present intention of registering the Shares.  The Seller also understands that there is no assurance that any exemption from registration under the 1933 Act will be available and that, even if available, such exemption may not allow the Seller to transfer all or any portion of the Shares under the circumstances, in the amounts or at the times Seller might propose.

(b)   Acquisition for Own Account. The Seller is acquiring the Shares for Seller’s own account for investment only, and not with a view towards their distribution.

(c)   Purchaser Can Protect Its Interest.  The Seller represents that by reason of Seller’s, or of its management’s, business or financial experience, Seller has the capacity to protect such Seller’s own interests in connection with the transactions contemplated in this Agreement.  Further, Seller is aware of no publication of any advertisement in connection with the transactions contemplated in this Agreement.

(d)   Receipt of Information.  The Seller has received and read that certain Information Statement delivered by AccelPath to such Seller prior to the date hereof (the “Information Statement”) and has had an opportunity to discuss the business, management and financial affairs of AccelPath and Technest with directors, officers and management of such companies and has had the opportunity to review such companies’ operations and facilities.  The Seller has also had the opportunity to ask questions of and receive answers from AccelPath, Technest and their management regarding the terms and conditions of the Exchange and the acquisition of the Shares in connection therewith.

(e)   Rule 144. The Seller acknowledges and agrees that the Shares are “restricted securities” as defined in Rule 144 promulgated under the 1933 Act as in effect from time to time and must be held indefinitely unless they are subsequently registered under the 1933 Act or an exemption from such registration is available.  The Seller has been advised or is aware of the provisions of Rule 144, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, (i) the availability of certain current public information about Technest, (ii) the resale occurring following the required holding period under Rule 144 and (iii) the number of shares being sold during any three-month period not exceeding specified limitations.

(f)   Foreign Investors. If the Seller is not a United States person (as defined by Section 7701(a)(30) of the Code), Seller hereby represents that Seller is satisfied as to the full observance of the laws of its jurisdiction in connection with any invitation to acquire the Shares or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the acquisition of the Shares, (ii) any foreign exchange restrictions applicable to such acquisition, (iii) any government or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the acquisition, holding, redemption, sale or transfer of the Shares.  Technest’s issuance and Seller’s acquisition and continued beneficial ownership of the Shares will not violate any applicable securities or other laws of Seller’s jurisdiction.

3.4   Investment Decision.  The Seller has received, has had ample opportunity to review and has reviewed, a copy of this Agreement and such other documents and information as it has deemed appropriate to make its own analysis and decision to enter into this Agreement and to transfer the Units owned by such Seller to Technest in exchange for shares of Technest securities on the basis of such analysis.  The Seller has made certain representations to AccelPath and Technest with respect to such Seller’s knowledge and experience in business and financial matters to enable such Seller to understand and evaluate this Agreement and form an investment decision with respect to the Exchange.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF TECHNEST

Technest represents and warrants to AccelPath and the Sellers, subject to the exceptions specifically disclosed in writing in the disclosure schedules supplied by Technest to AccelPath dated as of the date hereof and certified by a duly authorized officer of Technest (the “Technest Schedules”), as follows:

4.1   Organization; Standing and Power; Charter Documents; Subsidiaries.

(a)   Organization; Standing and Power. Technest and each of its Subsidiaries is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing would not reasonably be expected to have a Material Adverse Effect on Technest, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure to so qualify or to be good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Technest.

(b)   Subsidiaries.  Schedule 4.1 of the Technest Schedules lists all of the Subsidiaries of Technest.  All the outstanding shares of capital stock of, or other equity interests in, each such Subsidiary have been validly issued and are fully paid and nonassessable and are, except as set forth in Schedule 4.1, owned directly or indirectly by Technest, free and clear of all Liens, including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests, except for restrictions imposed by applicable securities laws.

4.2   Technest Capital Structure.

(a)   Capital Stock.  The authorized capital stock of Technest consists of: (i) 495,000,000 shares of Technest Common Stock, par value $0.001 per share, of which 32,678,056 shares had been issued and were outstanding as of the date hereof and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share, of which no shares are outstanding as of the date hereof.  All of the outstanding shares of capital stock of Technest have been duly authorized and validly issued, and are fully paid and nonassessable and free of any preemptive rights.  As of the date hereof, there are no shares of Technest Common Stock held in treasury by Technest.

(b)   Stock Options.  As of the date hereof, Technest has issued 1,888,155 shares of Technest Common Stock under its 2006 Stock Award Plan (the “Technest Stock Plan”), with 111,845 shares of Technest Common Stock available for issuance under the Technest Stock Plan.  All shares of Technest Common Stock, upon issuance on the terms and conditions specified in the instruments pursuant to which they were issued, have been duly authorized, validly issued, fully paid and nonassessable.  Technest has delivered or made available to AccelPath accurate and complete copies of all stock plans pursuant to which Technest has made stock awards, and the forms of all stock grants agreements evidencing such awards. All outstanding stock awards are fully vested and are not subject to a right of forfeiture. Technest does not have any outstanding stock options and does not have any employee stock purchase plans.

(c)   Except as otherwise set forth in this Section 4.2 or in Schedule 4.2 of the Technest Schedules, as of the date hereof, there are no (i) securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Technest is a party or by which it is bound obligating Technest to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Technest, or obligating Technest to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking, (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Technest, or (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Technest is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.  All outstanding shares of Technest Common Stock and all outstanding warrants to acquire Technest capital stock have been issued and granted in compliance with (i) all applicable securities laws and all other applicable Legal Requirements and (ii) all material requirements set forth in applicable Contracts.

4.3   Authority; Non-Contravention; Necessary Consents.

(a)   Authority.  The execution and delivery of this Agreement and the Funding Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Technest and no other corporate proceedings on the part of Technest are necessary to authorize the execution and delivery of this Agreement or the Funding Agreement or to consummate the Exchange and the other transactions contemplated hereby or thereby.  No vote of the holders of the outstanding shares of Technest Common Stock is required under Nevada law to approve the Exchange and the issuance of the Shares in the Exchange and no vote of the holders of any class or series of Technest capital stock necessary to approve and adopt this Agreement or the Funding Agreement, or consummate the Exchange or the other transactions contemplated hereby or thereby.  This Agreement and the Funding Agreement have been duly executed and delivered by Technest and, in the case of this Agreement, assuming due execution and delivery by AccelPath and each of the Sellers, constitute the valid and binding obligations of Technest, enforceable against Technest in accordance with their respective terms subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b)   Non–Contravention.  The execution and delivery of this Agreement and the Funding Agreement by Technest do not, and performance of this Agreement and the Funding Agreement by Technest will not, (i) conflict with or violate the Certificate of Incorporation and Bylaws of Technest, each as amended to date (the “Technest Charter Documents”) or the equivalent documents of any Subsidiary of Technest (the “Technest Subsidiary Charter Documents”), (ii) subject to compliance with the requirements set forth in Section 4.3(c), conflict with or violate any Legal Requirement applicable to Technest or any of its Subsidiaries or by which Technest or any of its Subsidiaries or any of their respective properties is bound or affected or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or impair Technest’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a material Lien on any of the material properties or assets of Technest or any of its Subsidiaries pursuant to, any Technest Material Contract (as defined in Section 4.11), except as set forth in Schedule 4.3(b) of the Technest Schedules.

(c)   Consents.  No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or any other Person is required to be obtained or made by Technest in connection with the execution and delivery of this Agreement or the consummation of the Exchange and the other transactions contemplated hereby, except for the Regulatory Consents.

4.4   Technest SEC Filings; Technest Financial Statements; Undisclosed Liabilities.

(a)   Technest SEC Filings.  Technest has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the SEC since January 1, 2008.  Technest has made available to AccelPath (including via EDGAR) all such registration statements, prospectuses, reports, schedules, forms, statements and other documents in the form filed with the SEC.  All such required registration statements, prospectuses, reports, schedules, forms, statements and other documents, as amended, are referred to herein as the “Technest SEC Reports.”  As of their respective dates, the Technest SEC Reports (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act, or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC thereunder applicable to such Technest SEC Reports and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date hereof by a subsequently filed Technest SEC Report.  None of Technest’s Subsidiaries is required to file any forms, reports or other documents with the SEC.

(b)   Technest Financial Statements.  Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Technest SEC Reports (the “Technest Financials”), (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end audit adjustments which will not, individually or in the aggregate, be material in amount) and (iii) fairly presented in all material respects the consolidated financial position of Technest and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of Technest’s operations and cash flows for the periods indicated (subject in the case of any unaudited financial statements to normal and recurring year-end adjustments).  The balance sheet of Technest contained in the Technest SEC Reports as of June 30, 2010 is hereinafter referred to as the “Technest Balance Sheet.”

(c)   Except as disclosed in the Technest Financials, neither Technest nor any of its Subsidiaries has any liabilities required under GAAP to be set forth on a consolidated balance sheet (absolute, accrued, contingent or otherwise) which, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect on Technest, except for liabilities incurred since the date of the Technest Balance Sheet in the ordinary course of business consistent with past practices and liabilities incurred pursuant to this Agreement.

(d)   As of the date hereof, Technest has (i) obtained a legally binding commitment from its investors pursuant to the Funding Agreement to provide $300,000 in preferred equity financing through the sale in a private placement of capital stock to such investors in connection with the Acquisition (the “Bridge Financing”) and (ii) obtained a legally binding commitment from its investors to provide up to $4,000,000 of funding to Technest after the Closing Date (the “Equity Line Financing”).  Technest has provided to AccelPath true and correct copies of the agreements setting forth the terms of the Bridge and Equity Line Financing and such agreements remain in full force and effect.

4.5   Absence of Certain Changes or Events.  Since the date of the Technest Balance Sheet and other than the dividend contemplated in the CVR Agreement, there has not been: (a) any Material Adverse Effect on Technest; (b) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Technest’s or any of its Subsidiaries’ capital stock, or any purchase, redemption or other acquisition by Technest or any of its Subsidiaries of any of Technest’s capital stock or any other securities of Technest or its Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements; or (c) any split, combination or reclassification of any of Technest’s or any of its Subsidiaries’ capital stock.

4.6   Taxes.  Except where failure of any of the following representations to be true would not have or evidence a Material Adverse Effect on Technest:

(a)   All Tax Returns required to be filed by or on behalf of Technest or any Subsidiary (collectively the “Technest Group” and individually a “Member”) with any Governmental Entity with respect to any taxable period ending on or before the Closing Date (the “Technest Group Returns”) (i) have been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) have been, or will be when filed, accurately and completely prepared in compliance with all applicable Legal Requirements.  Except as reserved on Technest Financials, all amounts required to be paid in respect of the Technest Group or any Member (whether or not shown on any Tax Returns) on or before the Closing Date have been or will be paid on or before the Closing Date.  Technest has delivered or made available to AccelPath accurate and complete copies of all Technest Group Returns filed by or on behalf of Technest or any Member since its date of incorporation.

(b)   The Technest Group and each Member has complied (and until the Closing will comply) with all applicable legal requirements relating to the payment, reporting and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign law), has, within the time and in the manner prescribed by law, withheld from employee wages or consulting compensation and paid over to the proper governmental authorities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all applicable legal requirements, and has timely filed all withholding Tax Returns, for all periods through and including the Closing Date.

(c)   The Technest Financials fully accrue all actual and contingent liabilities for Taxes of the Technest Group with respect to all periods through the dates thereof in accordance with GAAP.  All Taxes incurred since the date of the Technest Balance Sheet have been incurred in the ordinary course of business.

(d)   No Technest Group Return has ever been examined or audited by any Governmental Body.  No extension or waiver of the limitation period applicable to any Technest Group Returns has been granted (by Technest or any other Person), and no such extension or waiver has been requested from Technest.

(e)   No claim or Proceeding is pending or has been threatened against or with respect to any Member or the Technest Group in respect of any Tax.  There are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by any Member or the Technest Group with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document that are being contested in good faith by Technest and with respect to which adequate reserves for payment have been established).  There are no liens for Taxes upon any of the assets of any Member except liens for current Taxes not yet due and payable.  Neither the Technest Group nor any Member (i) has entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code or (ii) has been, or will be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

(f)   Neither the Technest Group nor any Member will be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a Taxable period ending on or prior to the Closing Date; (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law); (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.  Neither the Technest Group nor any Member has made any change in accounting methods, received a ruling from any taxing authority, or signed an agreement with respect thereto with respect to any Tax year.

(g)   There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of any Member that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G of the Code.  No Member is, or has been, a party to or bound by any tax indemnity agreement, tax-sharing agreement, tax allocation agreement or similar Contract.

(h)   Neither the Technest Group nor any Member has liability for any Tax pursuant to Treasury Regulations Section 1.1502-6 or any analogous state, local or foreign law or regulation or by reason of having been a member of any consolidated, combined or unitary group on or before the Closing Date.

(i)   Technest has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Exchange.

(j)   The Technest Group and all Members are in full compliance with all terms and conditions of any Tax exemptions, Tax holiday or other Tax reduction agreement or order of a territorial or foreign government, and the consummation of the Exchange will not have any adverse effect on the continued validity and effectiveness of any such Tax exemptions, Tax holiday or other Tax reduction agreement or order.

(k)   No Member has taken any action or knows of any fact, agreement or plan or other circumstance that is reasonably likely to prevent the Exchange from constituting an integrated transaction with the Bridge Financing as described in Section 351(a) of the Code.

(l)   The Technest Group and each Member has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which could result in the imposition of penalties under Section 6662 of the Code or any comparable provisions of state, local or foreign law.

(m)   Neither the Technest Group nor any Member has participated in, and is not currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b).

(n)   No governmental authority has notified the Technest Group or any Member that it is, or may be, required to file Tax Returns in any jurisdiction in which the Technest Group or any Member does not file Tax Returns.

(o)   Each nonqualified deferred compensation plan of the Technest Group and each Member has been operated in compliance with Code Section 409A.  Neither the Technest Group nor any Member has any obligation to reimburse or otherwise “gross-up” any Person for the interest or additional tax set forth under Code §409A(a)(1)(B).

4.7   Intellectual Property.

(a)   Infringement.  To the knowledge of Technest, the products, services and operations of Technest do not infringe or misappropriate the Intellectual Property of any third party where such infringement or misappropriation, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect on any material division, business unit or product or service offering of Technest or otherwise have a Material Adverse Effect on Technest.  The Intellectual Property owned or licensed by Technest is referred to herein as the “Technest Intellectual Property.”

(b)   Agreements.  Section 4.7(b) of the Technest Schedules contains a complete and accurate list and summary description, including any royalties paid or received by Technest, of all Contracts relating to the Technest Intellectual Property to which Technest is a party or by which Technest is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $15,000 under which Technest is the licensee. There are no outstanding and, to Technest’s knowledge, no threatened disputes or disagreements with respect to any such agreement.

(c)   Know-How Necessary for Technest’s Business.

(i)   The Technest Intellectual Property contains all of the Intellectual Property necessary for the operation of Technest’s businesses as they are currently conducted. Technest is the owner of all right, title, and interest in and to each of the Technest Intellectual Property assets, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use without payment to a third party all of the Technest Intellectual Property.

(ii)   Except as set forth in Section 4.7(c) of the Technest Schedules, all former and current employees of Technest have executed written Contracts with Technest that assign to Technest all rights to any inventions, improvements, discoveries, or information relating to Technest’s business. No employee of Technest has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than Technest.

(d)   Patents.

(i)   Section 4.7(d) of the Technest Schedules contains a complete and accurate list and summary description of all patents. Technest is the owner of all right, title, and interest in and to each of the patents, free and clear of all liens, security interests, charges, encumbrances, entities, and other adverse claims.

(ii)   All of the issued patents are currently in material compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use) and are valid and enforceable.

(iii)   No patent has been or is now involved in any interference, reissue, reexamination, or opposition proceeding. To Technest’s knowledge, there is no potentially interfering patent or patent application of any third party.

(e)   Trademarks.

(i)   Section 4.7(e) of the Technest Schedules contains a complete and accurate list and summary description of all trademarks owned by Technest. Technest is the owner of all right, title, and interest in and to each of its trademarks, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

(ii)   All Technest’s trademarks that have been registered with the United States Patent and Trademark Office are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications) and are valid and enforceable.

(f)   Copyrights.

(i)   Section 4.7(f) of the Technest Schedules contains a complete and accurate list and summary description of all copyrights owned by Technest.  Technest is the owner of all right, title, and interest in and to each of its copyrights, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

(ii)   All of Technest’s copyrights have been registered and are currently in compliance with formal legal requirements and are valid and enforceable.

4.8   Compliance; Permits.

(a)   Compliance.  Neither Technest nor any of its Subsidiaries is in conflict with, or in default or in violation of any Legal Requirement applicable to Technest or any of its Subsidiaries or by which Technest or any of its Subsidiaries or any of their respective businesses or properties is, or Technest believes is reasonably likely to be, bound or affected, except, in each case, or in the aggregate, for conflicts, violations and defaults that would not have a Material Adverse Effect on Technest.  No investigation or review by any Governmental Entity is pending or, to Technest’s knowledge, has been threatened in a writing delivered to Technest or any of its Subsidiaries, against Technest or any of its Subsidiaries.  There is no judgment, injunction, order or decree binding upon Technest or any of its Subsidiaries which has or would reasonably be expected to have the effect of prohibiting or materially impairing any material business practice of Technest or any of its Subsidiaries, any acquisition of material property by Technest or any of its Subsidiaries or the conduct of business by Technest and its Subsidiaries as currently conducted.

(b)   Permits.  Technest and its Subsidiaries hold, to the extent legally required, all Permits that are material to and required for the operation of the business of Technest, as currently conducted (collectively, the “Technest Permits”).  No suspension or cancellation of any of the Technest Permits is pending or, to the knowledge of Technest, threatened.  Technest and its Subsidiaries are in compliance in all material respects with the terms of the Technest Permits.

4.9   Litigation.  Except as set forth in Schedule 4.9 of the Technest Schedules, there are no claims, suits, actions or proceedings pending or, to the knowledge of Technest, threatened against Technest or any of its Subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated hereby or which would reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to be material to Technest.

4.10   Brokers’ and Finders’ Fees.  Technest has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

4.11   Contracts.

(a)   Technest Material Contracts.  Except as otherwise set forth in Schedule 4.11 of the Technest Schedules, as of the date hereof neither Technest nor any of its Subsidiaries is a party to or is bound by any of the following (each, an “Technest Material Contract”):

(i)   any “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to Technest and its Subsidiaries;

(ii)   any Contract (other than Contracts evidencing Technest Options) (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities of Technest, (B) providing any Person with any preemptive right, right of participation, right of maintenance or any similar right with respect to any securities of Technest or (C) providing Technest with any right of first refusal with respect to, or right to purchase or redeem, any securities;

(iii)   any Contract containing any covenant materially limiting the right of Technest or its Subsidiaries to engage in any line of business or to compete with any Person or granting any exclusive distribution rights;

(iv)   any Contract that provides for indemnification of any officer, director, employee or agent;

(v)   any Contract incorporating or relating to any guaranty, any warranty or any indemnity or similar obligation; or

(vi)   any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination of which would be reasonably expected to have a have a Material Adverse Effect on Technest.

(b)   No Breach.  All Technest Material Contracts are valid and in full force and effect except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Technest.  Neither Technest nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of, any Technest Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Technest.

4.12   Employee Matters and Benefit Plans.

(a)   Definitions.  The terms set forth in Section 2.11(a) shall also apply to this Section 4.12.  In addition:

(i)   “Technest Employee Plan” shall mean any Employee Plan as it pertains to Technest and its Affiliates; and

(ii)   “Technest Employment Agreement” shall mean any Employment Agreement as it pertains to Technest and its Affiliates.

(b)   Schedule.  Schedule 4.12(b) of the Technest Schedules contains an accurate and complete list of each Technest Employee Plan and each Technest Employment Agreement.  Technest does not have any plan or commitment to establish any new Technest Employee Plan, International Employee Plan (as its pertains to Technest or its Affiliates), or Technest Employment Agreement, or to modify any Technest Employee Plan or Technest Employment Agreement (except to the extent required by law or to conform any such Technest Employee Plan or Technest Employment Agreement to the requirements of any applicable law, in each case as previously disclosed to AccelPath in writing, or as required by this Agreement).

(c)   Documents.  Technest has provided or made available to AccelPath correct and complete copies of: (i) all documents embodying each Technest Employee Plan and each Technest Employment Agreement including (without limitation) all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each plan; (ii) the most recent annual actuarial valuations, if any, prepared for each Technest Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Technest Employee Plan; (iv) if the Technest Employee Plan is funded, the most recent annual and periodic accounting of Technest Employee Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Technest Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and all applications and correspondence to or from the IRS or the DOL with respect to any such application or letter; (vii) all communications material to any Employee or Employees relating to any Technest Employee Plan and any proposed Technest Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Technest; (viii) all correspondence to or from any governmental agency relating to any Technest Employee Plan; (ix) all COBRA forms and related notices (or such forms and notices as required under comparable law); (x) the three (3) most recent plan years discrimination tests for each Technest Employee Plan; and (xi) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Technest Employee Plan.

(d)   Employee Plan Compliance.  Except as set forth on Schedule 4.12(d) of the Technest Schedules: (i) Technest has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to each Technest Employee Plan, and each Technest Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Technest Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Technest Employee Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Technest Employee Plan; (iii) no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA (or any administrative class exemption issued thereunder), has occurred with respect to any Technest Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of Technest, threatened or reasonably anticipated (other than routine claims for benefits) against any Technest Employee Plan or against the assets of any Technest Employee Plan; (v) each Technest Employee Plan (other than any stock option plan) can be amended, terminated or otherwise discontinued after the Closing Date, without material liability to Technest or any of its Affiliates (other than ordinary administration expenses); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of Technest, threatened by the IRS or DOL with respect to any Technest Employee Plan; and (vii) neither Technest nor any Affiliate is subject to any penalty or tax with respect to any Technest Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

(e)   Pension Plan.  Neither Technest nor any Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

(f)   Collectively Bargained, Multiemployer and Multiple Employer Plans.  Except as set forth in Schedule 4.12(f), at no time has Technest or any Affiliate contributed to or been obligated to contribute to any Multiemployer Plan.  Neither Technest, nor any Affiliate has at any time ever maintained, established, sponsored, participated in, or contributed to any multiple employer plan, or to any plan described in Section 413 of the Code.

(g)   No Post-Employment Obligations.  Except as set forth in Schedule 4.12(g) of the Technest Schedules, no Technest Employee Plan provides, or reflects or represents any liability to provide retiree health to any person for any reason, except as may be required by COBRA or other applicable statute, and Technest has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree health, except to the extent required by statute.

(h)   Health Care Compliance.  Neither Technest nor any Affiliate has, prior to the Closing Date and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women’s Health and Cancer Rights Act of 1998, the requirements of the Newborns’ and Mothers’ Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state law applicable to its Employees.

(i)   Effect of Transaction.

(i)   Except as set forth on Schedule 4.12(i) of the Technest Schedules, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Technest Employee Plan, Technest Employment Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

(ii)   Except as set forth on Schedule 4.12(i) of the Technest Schedules, no payment or benefit which will or may be made by Technest or its Affiliates with respect to any Employee or any other “disqualified individual” (as defined in Code Section 280G and the regulations thereunder) will be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code.

(j)   Employment Matters.  Technest: (i) is in compliance in all respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice).  There are no pending, threatened or reasonably anticipated claims or actions against Technest under any worker’s compensation policy or long-term disability policy.

(k)   Labor.  No work stoppage or labor strike against Technest is pending, threatened or reasonably anticipated.  Technest does not know of any activities or proceedings of any labor union to organize any Employees.  Except as set forth in Schedule 4.12(k) of the Technest Schedules, there are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of Technest, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to Technest.  Neither the Technest nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act.  Except as set forth in Schedule 4.12(k) of the Technest Schedules, Technest is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by Technest.

(l)   International Employee Plan.  Technest does not now, nor has it ever had the obligation to, maintain, establish, sponsor, participate in, or contribute to any International Employee Plan.

4.13   Real Property.  Neither Technest nor its Subsidiaries owns any real property.  Schedule 4.13 of the Technest Schedules set forth a list of all properties leased or otherwise occupied by Technest and its Subsidiaries for the operation of its business, including the address, the name of the landlord, and the current base rent (“Technest Facilities”).  Schedule 4.13 of the Technest Schedules identify all of the leases or other occupancy agreements with respect to the Technest Facilities (“Technest Leases”) and any amendments or modifications to the Technest Leases.  No party other than Technest has the right to occupy any of the Technest Facilities.  The Technest Facilities are in good condition and repair, reasonable wear and tear excepted.  Neither Technest nor any of its Subsidiaries have any current and unperformed obligations under the Technest Leases for repair, maintenance or replacement at any Technest Facilities or for the installation of improvements at any Technest Facilities.  Each Technest Lease is in full force and effect, and no breach or default exists by Technest or any of its Subsidiaries (or, to the knowledge of Technest, by any other party thereto), nor to the knowledge of Technest has any event or condition occurred which could (with the giving of notice or the passage of time or both) constitute a breach or default, under any Technest Lease.

4.14   Insurance.  Schedule 4.14 of the Technest Schedules lists all of Technest’s policies and contracts for property and casualty insurance maintained (the “Technest Insurance Policies”), true and complete copies of which have been delivered or made available to AccelPath.  The Technest Insurance Policies are in full force and effect and will not lapse or be subject to suspension, modification, revocation, cancellation, termination or nonrenewal by reason of the execution, delivery or performance of this Agreement or of any transaction in connection with this Agreement and are sufficient for compliance with all requirements of law applicable to Technest and its Subsidiaries.  Technest and its Subsidiaries are current in all premiums or other payments due under each Technest Insurance Policy and has otherwise performed in all material respects all of its respective obligations thereunder.  Neither Technest nor any Subsidiary has received, during the past three years from any insurance carrier with which it has carried any insurance, any refusal of coverage or notice of material limitation of coverage or any notice that a defense will be afforded with reservation of rights.

4.15   Board Approval.  The Board of Directors of Technest has, by resolutions duly adopted at a meeting of all Directors duly called and held and not subsequently rescinded or modified in any way, approved this Agreement and the transactions contemplated herein.

4.16   Related Party Transactions.  Except as set forth in Schedule 4.16 of the Technest Schedules:  (a) no Technest Related Party (as defined below) has any direct or indirect interest in any material asset used in or otherwise relating to the business of Technest; (b) no Technest Related Party is indebted to Technest; (c) to the knowledge of Technest, no Technest Related Party has entered into, or has had any direct or indirect financial interest in, any Technest Material Contract; (d) to the knowledge of Technest, no Technest Related Party is competing directly or indirectly, with Technest; and (e) to the knowledge of Technest, no Technest Related Party has any claim or right against Technest (other than rights under the Technest Options and rights to receive compensation for services performed as an employee of Technest and rights associated with being an officer or director or as set forth in the Technest Material Contracts).  For purposes of the foregoing, each of the following shall be deemed to be a “Technest Related Party”:  (i)  each individual who is, or who has at any time been, an officer or director of Technest; (ii) each member of the immediate family of each of the individuals referred to in clause “(i)” above; and (iii) any trust or other Person (other than Technest) in which any one of the individuals referred to in clauses “(i)” and “(ii)” above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest), but excludes any officers or directors of Technest who are affiliated with any venture capital or similar investor in Technest and such affiliates.

4.17   Environmental Matters.  Except as set forth in Schedule 4.17 of the Technest Schedules, neither Technest nor its Subsidiaries has disposed of, released, discharged or emitted any Hazardous Materials into the soil or groundwater at any properties owned or leased by any of them.

ARTICLE V
COVENANTS

5.1   Funding Agreement.  Prior to the Closing Date, Technest shall secure the agreement of certain of its existing investors to enter into the Funding Agreement, which shall provide for the funding of Technest following the Closing Date on the terms set forth therein.  Concurrent with the consummation of the Exchange, the parties to the Funding Agreement will consummate the transactions contemplated therein.

5.2   Indemnification of Officers and Directors.  All rights to indemnification existing in favor of those Persons who are officers and directors of Technest as of the date of this Agreement (the “Technest Indemnified Persons”) for their acts and omissions occurring prior to the Closing Date, as provided in Technest’s Bylaws (as in effect as of the date of this Agreement) and as provided in the indemnification agreements between Technest and said Technest Indemnified Persons (as in effect as of the date of this Agreement), if any, shall survive the Exchange and shall be observed by Technest to the fullest extent permitted by New York law until not earlier than the date that is three (3) years after the Closing Date.

(a)   From the Closing Date and up to the date that is three (3) years after the Closing Date, Technest shall maintain in effect, for the benefit of the Technest Indemnified Persons with respect to their acts and omissions occurring prior to the Closing Date, the existing policy of directors’ and officers’ liability insurance maintained by Technest as of the date of this Agreement (the “Existing Policy”); provided, however, that (i) Technest may substitute for the Existing Policy a policy or policies of comparable coverage, and (ii) Technest shall not be required to pay annual premiums for the Existing Policy (or for any substitute policies) in excess of 150% of the current annual premium for the Existing Policy.  In the event any future annual premiums for the Existing Policy (or any substitute policies) exceeds 150% of the current annual premium for the Existing Policy, Technest shall be entitled to reduce the amount of coverage of the Existing Policy (or any substitute policies) to the amount of coverage that can be obtained for a premium equal to 150% of the current annual premium for the Existing Policy; provided, however, that Technest shall provide reasonable notice to the Technest Indemnified Persons prior to (i) any substitution of the Existing Policy, or (ii) or any proposed reduction in coverage. Technest agrees to provide the insurance company underwriting the Existing Policy with the contact information of the Technest Indemnified Persons and shall instruct the insurance company to provide the Technest Indemnified Persons any notice of cancellation of the Existing Policy.  All premiums or other amounts payable in respect of Technest’s obligations pursuant to this Section 5.2(a) shall be referred to herein as “D&O Premiums.”

(b)   The provisions of this Section 5.2 are intended to be in addition to the rights otherwise available to the Technest Indemnified Persons by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Technest Indemnified Persons, and their respective heirs and representatives.

5.3   Directors and Officers of Technest After the Closing Date; Change of Name.

(a)   Technest shall use commercially reasonable efforts to obtain from those officers and directors, who are not designated as a director or officer of Technest after the Closing Date, a voluntary resignation from such position(s) effective immediately after the Closing Date, provided that prior to the Closing Date, Technest shall designate one individual to remain as a member of the board of directors of Technest after the Closing Date (the “Technest Designee”).  The Technest Designee (i) shall be entitled to serve on the board of directors of Technest until the earlier to occur of (x) the date that payment is made to the holders of the CVRs pursuant to the CVR Agreement or (y) January 15, 2012, and shall have primary responsibility for overseeing (a) winding down the SBIR business of Technest, Inc. (the “SBIR Business”) and discharging the Technest Liabilities (as defined in Section 5.6) and (b) collecting and distributing the payment pursuant to the Settlement Agreement dated October 26, 2009, and (ii) shall appoint, pursuant to the Bylaws of Technest, those individuals designated by AccelPath as directors of Technest after the Closing Date.

(b)   Technest shall take all such commercially reasonable actions to change the name of Technest to, “AccelPath, Inc.” as soon as reasonably practicable after the Closing Date.

5.4   Employment of Continuing Employees.  Prior to the date hereof, the Parties have delivered to one another the names of those employees of AccelPath and Technest who would potentially be retained by Technest after the Closing Date (each a “Continuing Employee”).  Technest shall negotiate in good faith with the Continuing Employees the terms of their employment with Technest following the Closing Date and the terms offered by Technest to a Continuing Employee who was an employee of AccelPath prior to the Closing Date shall provide for “at-will employment” and shall include title, base salary and benefits that are commensurate with those currently provided by AccelPath to its employees who are similarly situated to such Continuing Employee.  Such list of Continuing Employees shall not be increased or decreased without the mutual consent of AccelPath and Technest.  This provision shall not be construed as a guarantee of employment to a specific employee of Technest or AccelPath for any specific time period after the Closing Date.

5.5   No Right of Sellers to Any CVR Payments.  Each Seller hereby acknowledges that any amounts payable in connection with the CVR Agreement shall be payable only to the holders of the CVRs and shall not be payable to any Seller by reason of such Seller’s transfer of Units and/or receipt of shares of Technest capital stock hereunder.

5.6   Certain Liabilities of Technest.  Technest agrees that its cash balance as of the Closing Date together with any revenue generated from Technest, Inc., including, without limitation, revenue generated in connection with the SBIR Business after the Closing and any amounts received by Technest pursuant to a settlement agreement with Steven Yi (collectively, the “SBIR Funds”) shall be used exclusively to satisfy the Technest Liabilities until the earlier to occur of (i) the full satisfaction of such Technest Liabilities or (ii) the exhaustion of the SBIR Funds.  As used herein, the term “Technest Liabilities” shall mean (a) the liabilities of Technest outstanding as of the Closing Date, (b) any SBIR Business rent obligations on the facility located in Bethesda, Maryland, and (c) the liabilities of Technest, Inc. outstanding as of (or arising after) the Closing Date; provided, however, that Technest Liabilities shall not include the contingent liabilities set forth in that certain side letter by and between AccelPath and Technest dated on or about the date hereof (the “Contingent Payment Schedule”).  Notwithstanding the foregoing, Technest may use SBIR Funds to pay D&O Premiums not to exceed $37,000 irrespective of the fact that such D&O Premiums are listed on the Contingent Payment Schedule; provided, that in the event that SBIR Funds are used to pay D&O Premiums and the Technest Liabilities exceed the SBIR Funds in any amount, Technest shall be entitled to reimbursement for any such payments by deduction from the EOIR Payment.

5.7   Further Assurances.  Each of Technest, AccelPath and each of the Sellers shall use its respective commercially reasonable efforts to (a) take, or cause to be taken, all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (b) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

5.8   Public Statements.

(a)   AccelPath and Technest will consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law.

(b)   Each of AccelPath and Technest agree that the terms of this Agreement shall not be disclosed or otherwise made available to the public and that copies of this Agreement shall not be publicly filed or otherwise made available to the public, except where such disclosure, availability or filing is required by applicable law or the applicable rules of any stock exchange.

5.9   Notice of Certain Events.  Each of AccelPath and Technest shall promptly notify the other of (a) any event, condition, fact, circumstance, occurrence, transaction or other item of which such party becomes aware after the date hereof and prior to the Closing Date that would constitute a violation or breach of this Agreement (or a breach of any representation or warranty contained herein) or, if the same were to continue to exist as of the Closing Date, would constitute the non-satisfaction of any of the conditions set forth in Article VI hereof, and (b) any event, condition, fact, circumstance, occurrence, transaction or other item of which such party becomes aware which would have been required to have been disclosed pursuant to the terms of this Agreement had such event, condition, fact, circumstance, occurrence, transaction or other item existed as of the date hereof.

ARTICLE VI
CONDITIONS TO THE EXCHANGE

6.1   Conditions to Obligations of Each Party to Effect the Exchange.  The respective obligations of each party to this Agreement to effect the Exchange shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a)   Shareholder and Member Approval.  If required, the approval of the stockholders/members of either or both of Technest and AccelPath shall have been obtained.

(b)   No Order.  No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Exchange illegal or otherwise prohibiting consummation of the Exchange.

(c)   Governmental Litigation.  There shall not be pending or threatened any Proceeding in which a Governmental Entity is or is threatened to become a party or is otherwise involved: (i) challenging or seeking to restrain or prohibit the consummation of the Exchange; or (ii) relating to the Exchange and seeking to obtain from Technest or any of its Subsidiaries or AccelPath any damages or other relief that would be material to the Technest and its Subsidiaries, taken as a whole, or AccelPath; or (iii) that could materially and adversely affect the right of Technest to directly or indirectly own the assets or operate the business of AccelPath.

6.2   Additional Conditions to Obligations of AccelPath.  The obligation of AccelPath to consummate and effect the Exchange shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by AccelPath:

(a)   Representations and Warranties. The representations and warranties of Technest set forth in Article IV shall have been accurate on the date hereof and shall be accurate at and as of the Closing Date as if made as of the Closing Date, except (i) for those representations and warranties that address matters only as of a particular date (which shall be accurate as of such date) and (ii) where the failure of the representations and warranties to be accurate would not reasonably be expected to have a Material Adverse Effect on Technest, taken as a whole (it being agreed that for purposes of this clause (ii), all Material Adverse Effect and materiality terms in the representations and warranties in Article IV shall be inapplicable).

(b)   Agreements and Covenants.  Technest shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)   Delivery of Documents.  AccelPath shall have received from Technest each of the certificates and duly executed documents listed in Section 1.1(d) to be delivered by Technest.

(d)   Lock-ups.  The shareholders of Technest identified on Schedule I shall have executed and delivered the lock-up agreement in the form of Exhibit A attached hereto.

(e)   Third Party Consents.  Each of the third party consents identified in Schedule 5.2 of the Technest Schedules, if any, shall have been obtained and shall be in full force and effect.

(f)   Bridge Financing.  Technest shall have completed the Bridge Financing as contemplated by the Funding Agreement concurrent with the consummation of the Exchange and together, the Bridge Financing and the Exchange shall constitute part of an integrated transaction with as described in Section 351(a) of the Code.

(g)   Employee Matters.  Pereira shall have executed and delivered the Employment Settlement Agreement to Technest and such Employment Settlement Agreement shall be in full force and effect as of the Closing.

(h)   Creditor Matters.  Each of the Contingent Creditors shall have executed and delivered a Standstill Letter to Technest and each such Standstill Letter shall be in full force and effect as of the Closing.

(i)   Board of Directors.  AccelPath shall have received from Technest evidence satisfactory to AccelPath and its counsel that (i) all members of Technest’s board of directors other than the Technest Designee have resigned from the board of directors effective upon or prior to the Closing, and (ii) immediately prior to or effective upon the Closing, Technest’s board of directors consists of the Technest Designee, Shekhar Wadekar, Suren Dutia and Dr. Howard Schneider.

(j)   Since the date of this Agreement, there shall not have been or occurred any Material Adverse Effect on Technest.

6.3   Additional Conditions to the Obligations of Technest.  The obligations of Technest to consummate and effect the Exchange shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Technest:

(a)   Representations and Warranties of AccelPath.  The representations and warranties of AccelPath set forth in Article II shall have been accurate on the date hereof and shall be accurate at and as of the Closing Date as if made as of the Closing Date, except (i) for those representations and warranties that address matters only as of a particular date (which shall be accurate as of such date) and (ii) where the failure of the representations and warranties to be accurate would not reasonably be expected to have a Material Adverse Effect on Technest, taken as a whole (it being agreed that for purposes of this clause (ii), all Material Adverse Effect and materiality terms in the representations and warranties in Article II shall be inapplicable).

(b)   Agreements and Covenants of AccelPath.  AccelPath shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

(c)   Representations and Warranties of Sellers.  The representations and warranties of the Sellers set forth in Article III shall have been accurate on the date hereof and shall be accurate at and as of the Closing Date as if made as of the Closing Date, except (i) for those representations and warranties that address matters only as of a particular date (which shall be accurate as of such date) and (ii) where the failure of the representations and warranties to be accurate would not reasonably be expected to have a Material Adverse Effect on Technest, taken as a whole (it being agreed that for purposes of this clause (ii), all Material Adverse Effect and materiality terms in the representations and warranties in Article III shall be inapplicable).

(d)   Agreements and Covenants of Sellers.  Each Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

(e)   Delivery of Documents.  Technest shall have received from AccelPath and/or the Sellers each of the certificates and duly executed documents listed in Section 1.1(d) to be delivered by AccelPath.

(f)   Third Party Consents.  Each of the consents identified in Schedule 6.3 of the AccelPath Schedules, if any, shall have been obtained and shall be in full force and effect.

(g)   Lock-ups.  Each of the Sellers shall have executed and delivered the lock-up agreement in the form of Exhibit A attached hereto.

(h)   Valuation.  Technest’s Board of Directors has received a written valuation of AccelPath from ICE Glen Associates, LLC, dated as of November 22, 2010.

(i)   CVR.  Technest’s Board of Directors shall have declared and distributed a dividend of the CVR to each holder of a share of Technest Common Stock as of a date prior to the Closing Date selected by such Board of Directors, the shares of Common Stock of Technest shall be trading on a so-called “ex-dividend” basis, the CVR Agreement shall have been entered into in form and substance satisfactory to Technest and all appropriate action shall have been taken to establish Mellon Investor Services LLC as Exchange Agent for the CVR.

(j)   Since the date of this Agreement, there shall not have been or occurred any Material Adverse Effect on AccelPath.

ARTICLE VII
AMENDMENT AND WAIVER

7.1   Amendment.  Subject to applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by Technest’s Boards of Directors and AccelPath’s Managers.  This Agreement may be not amended except by execution of an instrument in writing signed on behalf of each of Technest and AccelPath.

7.2   Extension; Waiver.  At any time prior to the Closing Date either party hereto, by action taken or authorized by Technest’s Boards of Directors and AccelPath’s Managers, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE VIII
TERMINATION

8.1   Termination.  This Agreement may be terminated and the Exchange contemplated hereby may be abandoned at any time prior to the Closing Date:

(a)   By mutual written consent of AccelPath and Technest;

(b)   By either AccelPath or Technest, if a court or Governmental Entity shall have issued an order or taken any other action, in each case, which has become final and non-appealable and which restrains, enjoins or otherwise prohibits the Exchange;

(c)   By AccelPath if Technest shall have failed to perform any of its covenants or agreements set forth in this Agreement, or if Technest shall have breached any of its representations or warranties, in either case such that the conditions set forth in Sections 6.2(a) or 6.2(b) would not be satisfied and such failure to perform or breach, as applicable, is incapable of being cured; or

(d)   By Technest if AccelPath shall have failed to perform any of its covenants or agreements set forth in this Agreement, or if AccelPath shall have breached any of its representations or warranties, in either case such that the conditions set forth in Sections 6.3(a) or 6.3(b) would not be satisfied and such failure to perform or breach, as applicable, is incapable of being cured.

8.2   Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement (other than this Section 8.2 and Sections 5.7 and 8.3 and Article IX, each of which shall survive such termination) will forthwith become void, and there will be no obligations or other liabilities on the part of Technest, AccelPath or the Sellers or any of their respective officers or directors to the other and all rights and obligations of any party hereto will cease, except that no party shall be relieved of any obligation or liability arising from any material breach by such party of any agreement or covenant contained in this Agreement.

8.3   Expenses.  All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, legal, accounting and investment banking fees, shall be paid by the party incurring such expenses, whether or not the Exchange is consummated.

ARTICLE IX
GENERAL PROVISIONS

9.1   Non-Survival of Representations and Warranties.  The representations and warranties of AccelPath, Sellers and Technest contained in this Agreement, or any instrument delivered pursuant to this Agreement, shall terminate at the Closing Date, provided, however, that Sections 5.2, 5.3 and 5.6 shall survive after the Closing Date.

9.2   Notices.  Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, or (b) two business days after sent by registered mail or by courier or express delivery service or by facsimile, provided that in each case the notice or other communication is sent to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

(a)   if to AccelPath, to:

AccelPath LLC
PO Box 392
Westwood, MA  02090
Attention:  Shekhar Wadekar, Chief Executive Officer
Facsimile:  (781) 459-0295

with a copy to:

Cooley LLP
500 Boylston Street
Boston, MA  02116
Attention:  John Hession
Facsimile:  (617) 937-2400

(b)   if to Technest, to:

Technest Holdings, Inc.
10411 Motor City Drive
Suite 650
Bethesda, MD 20817
Attention:  Chief Executive Officer
Facsimile:  (301) 767-2811

with a copy to:

Cooley LLP
500 Boylston Street
Boston, MA  02116
Attention:  John Hession
Facsimile:  (617) 937-2400

9.3   Interpretation.

(a)   When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated.  When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated.  For purposes of this Agreement, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all such entity and its Subsidiaries, taken as a whole.  An exception or disclosure made in AccelPath Schedules with regard to a representation of AccelPath, or in the Technest Schedules with regard to a representation of Technest, shall be deemed made with respect to any other representation by such party to which such exception or disclosure is readily apparent.

(b)   For purposes of this Agreement, the term “Material Adverse Effect,” when used in connection with an entity, means any change, event, violation, inaccuracy, circumstance or effect (any such item, an “Effect”), individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, that is or is reasonably likely to (i) be materially adverse to the business, assets (including intangible assets), capitalization, liabilities, financial condition or results of operations of such entity taken as a whole with its Subsidiaries or (ii) materially impede the ability or authority of such entity to consummate the transactions contemplated by this Agreement in accordance with the terms hereof and applicable Legal Requirements; provided, however, that, for purposes of clause (i) above, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Material Adverse Effect on any entity:  (A) any Effect resulting from compliance with the terms and conditions of this Agreement, (B) any change in such entity’s stock price or trading volume, in and of itself, (C) any Effect that results from changes affecting any of the industries in which such entity operates generally or the United States economy generally (which changes in each case do not disproportionately affect such entity in any material respect), (D) any Effect that results from changes affecting general worldwide economic or capital market conditions (which changes in each case do not disproportionately affect such entity in any material respect), (E) the failure of a party to meet published or internal earnings, revenue estimates or projections or (F) any adverse effect that results from the announcement or pendency of the Exchange or any of the other transactions contemplated by this Agreement.

(c)   For purposes of this Agreement, the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

9.4   Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

9.5   Entire Agreement; Third-Party Beneficiaries.  This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the AccelPath Schedules and the Technest Schedules, (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the confidentiality agreement signed by Technest and AccelPath shall continue in full force and effect until the Closing and shall survive any termination of this Agreement, and (b) are not intended to confer upon any other Person any rights or remedies hereunder, other than the provisions of Section 5.2 with respect to the Technest Indemnified Parties.

9.6   Severability.  In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.7   Other Remedies; Specific Performance.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

9.8   Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

9.9   Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.10   Assignment.  No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties.  Any purported assignment in violation of this Section 9.10 shall be void.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.11   Waiver of Jury Trial.  EACH OF TECHNEST, ACCELPATH AND EACH SELLER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF TECHNEST, ACCELPATH OR THE SELLERS IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

*****

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

TECHNEST HOLDINGS, INC.

By:	/s/ Gino M. Pereira
Name: Gino M. Pereira
Title: Chief Executive Officer

ACCELPATH LLC

By:	/s/ Shekhar G. Wadekar
Name: Shekhar G. Wadekar
Title: Manager

[Signature Page To Unit Purchase Agreement]

IN WITNESS WHEREOF, the Sellers have executed this Agreement as of the date first written above.

/s/ Shekhar G. Wadekar
Shekhar G. Wadekar

/s/ H. Lance Evans
Harold Lance Evans

THE NEETA D. WADEKAR TRUST

By:	/s/ Jay Wadekar
Name: Dhananjay Wadekar
Title: Power of Attorney for Neeta Wadekar Trust

/s/ Suren G. Dutia
Suren G. Dutia

THE DHANANJAY G. WADEKAR TRUST

By:	/s/ Jay Wadekar
Name: Dhananjay Wadekar
Title: Trustee

[Seller Signature Page To Unit Purchase Agreement]

IN WITNESS WHEREOF, the Sellers have executed this Agreement as of the date first written above.

/s/ Andrew Byrnes
Andrew Byrnes

MANI FAMILY LIMITED PARTNERSHIP

By:	/s/ Ravi Mani
Name: Ravi Mani
Title: General Partner

BEHRAM BAXTER LIVING TRUST

By:	/s/ Behram Baxter
Name: Behram Baxter
Title:

/s/ Timothy B. King
Timothy B. King

/s/ Manish Rungta
Manish Rungta

[Seller Signature Page To Unit Purchase Agreement]

IN WITNESS WHEREOF, the Sellers have executed this Agreement as of the date first written above.

/s/ Sezen Altug
Sezen Altug

/s/ Syed Fazleali Jafri
Syed Fazleali Jafri

AUNDH FAMILY LIMITED PARTNERSHIP

By:	/s/ Nikhil Inamdar
Name: Nikhil Inamdar
Title: President

GEOFFREY E. CLARK REVOCABLE TRUST

By:	/s/ Geoffrey E. Clark
Name: Geoffrey E. Clark
Title: Trustee

[Seller Signature Page To Unit Purchase Agreement]

IN WITNESS WHEREOF, the Sellers have executed this Agreement as of the date first written above.

/s/ Ravi Mani
Ravi Mani

/s/ Gauri R. Tadvalkar
Gauri R. Tadvalkar

HORIZON CAPITAL TRUST FBO NEHA D. WADEKAR

By:	/s/ Henry Comstock
Name: Henry Comstock, Esq.
Title: Trustee

HORIZON CAPITAL TRUST FBO ASHWIN D. WADEKAR

By:	/s/ Henry Comstock
Name: Henry Comstock, Esq.
Title: Trustee

[Seller Signature Page To Unit Purchase Agreement]

SCHEDULE I

Southridge Partners LP
Aberdeen Avenue LLC
Southridge Capital Management LLC
Southshore Capital Fund Ltd.
Garth LLC
Trillium Partners, LP
Stephen Hicks
Gino Pereira
Nitin Kotak

INDEX OF EXHIBITS TO UNIT PURCHASE AGREEMENT

*Exhibit A    Form of Lock-up Agreement
*Exhibit B    Form of Support Agreement
*Exhibit C    Form of CVR Agreement
*Exhibit D    Form of Funding Agreement
*Exhibit E    Form of Unit Assignment Certificate

* The Company has omitted certain schedules and exhibits in accordance with Item 601(b)(2) of Regulation S-K.
The Company will furnish the omitted schedules and exhibits to the U.S. Securities and Exchange Commission upon request.